Exhibit 99.1

      FIRST FEDERAL                                                FOR
BANCSHARES OF ARKANSAS, INC.                                 IMMEDIATE
                                                               RELEASE



1401 Highway 62/65 North              FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                            Larry J. Brandt/President-CEO
Harrison, AR  72602                           Tommy Richardson/EVP-COO
                                               Sherri Billings/EVP-CFO
                                                          870-741-7641


            FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                        ANNOUNCES EARNINGS

HARRISON, ARKANSAS - JULY 28, 2005 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that the Corporation's net income amounted to $1,949,000 or $0.39 basic earnings per share and $0.37 diluted earnings per share during the second quarter of 2005 compared to net income of $1,931,000 or $0.38 basic earnings per share and $0.36 diluted earnings per share during the second quarter of 2004. Earnings for the six months ended June 30, 2005 amounted to $3,913,000 or $0.79 basic earnings per share and $0.75 diluted earnings per share compared to earnings of $3,691,000 or $0.72 basic earnings per share and $0.68 diluted earnings per share for the same period ended
June 30, 2004. Book value or stockholders' equity per share, at June 30, 2005, was $15.03.

Larry J. Brandt, President/CEO for the Corporation said, "We reached a growth milestone this quarter with total assets in excess of $800 million representing annualized growth of over 14% since December 31, 2004, thanks to the outstanding loan production by our team members. Strong loan growth was the primary factor in the improvement of net interest income for the second quarter of 2005 compared to the second quarter of 2004. This improvement in net interest income along with the increase in noninterest income, were the primary factors in the increase in net income and earnings per share for the second quarter of
2005 compared to same quarter of 2004.   I am also pleased to
report that First Federal was recently recognized by US Banker as one of the Top 200 Publicly Traded Community Banks for the second consecutive year. In addition, First Federal was also recently recognized by the Arkansas Democrat-Gazette as one of the top five best performing Arkansas stocks in 2004 with a 317% return
for the last five years.   We completed our third office in
Mountain Home at the end of June and it is now open for business as the 16th office in our expanding branch network in northwest Arkansas."

Total assets at June 30, 2005 amounted to $805.4 million, total liabilities were $729.4 million and stockholders' equity totaled $75.9 million or 9.4% of total assets. This compares with total assets of $751.7 million, total liabilities of $676.4 million and stockholders' equity of $75.3 million or 10.0%


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of total assets at December 31, 2004.  At June 30, 2005 compared to
December 31, 2004, cash and cash equivalents decreased $2.0 million or 12.2%, Federal Home Loan Bank stock increased $2.2 million or 46.1%, net loans receivable increased $51.7 million or 8.2% and office properties and equipment increased by $1.4 million or 9.2%. The $53.1 million or 7.9% increase in total liabilities was primarily due to an increase in Federal Home Loan Bank ("FHLB") of Dallas advances of $50.3 million or 56.0% and an increase of $2.6 million or 0.5% in deposits. Cash and cash equivalents, funds available from the proceeds of matured or called investment securities held to maturity, and the increases in deposits and FHLB advances were used to fund loan growth. The increase in office properties and equipment was due to land purchased for branch expansion, construction costs for new branches in Mountain Home and Springdale, and remodeling of existing branch locations. Stockholders' equity increased during the six month period ended
June 30, 2005, due to net income in the amount of $3.9 million resulting from continued profitable operations, as well as the issuance of 172,188 shares of treasury stock totaling $1.7 million as a result of the exercise of stock options. Such increase was partially offset by the purchase of 213,000 shares of treasury stock totaling $5.2 million in connection with the Corporation's stock repurchase program and, to a lesser extent, the payment of quarterly cash dividends in the amount of $1.2 million.

Non-performing assets, consisting of certain classified loans and repossessed assets, amounted to $11.8 million or 1.46% of total assets at June 30, 2005, compared to $8.5 million or 1.13% of total assets at December 31, 2004. This increase was primarily due to two lending relationships. The allowance for loan losses amounted to $2.0 million at June 30, 2005 or 0.26% of total loans and $1.8 million at December 31, 2004 or 0.26% of total loans.

Net interest income, the primary component of net income, increased to $6.4 million and $12.9 million for the three and six months ended June 30, 2005 from $6.3 million and $12.2 million for the comparable periods in 2004. Net interest margin for the three months and six months ended June 30, 2005 was 3.45% and 3.53%, respectively, compared to 3.84% and 3.73% for the same periods in 2004.

The provision for loan losses increased $85,000 to $287,000 for the three month period ended June 30, 2005 compared to $202,000 for the three month period ended June 30, 2004 and increased $75,000 to $536,000 for the six month period ended June 30, 2005 compared to $461,000 for the six month period ended June 30, 2004.

Noninterest income increased $139,000 or 8.8% to $1.7 million for the three month period ended June 30, 2005 compared to $1.6 million for the same period in 2004 and increased $278,000 or 9.2% to $3.3 million for the six month period ended June 30, 2005 compared to $3.0 million for the same period in 2004, primarily due to an increase in deposit fee income.

Noninterest expenses increased $155,000 or 3.2% to $5.0 million for the three months ended June 30, 2005 compared to $4.8 million for the same period in 2004 and increased $578,000 or 6.2% to $9.9 million for the six months ended June 30, 2005 compared to $9.3 million for the same period in 2004. Such increases were primarily due to increases in salaries and employee benefits.




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First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, in its 71st year, conducts business from 16 full-service branch locations, one stand-alone loan production office, and 25 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at (870) 365-8329 or (866) AIC-FFBH toll free or by email at aic@ffbh.com.

                   FINANCIAL TABLES ATTACHED






































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               FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
        CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      (In thousands of dollars)
                            (Unaudited)



                                                 June 30,       December 31,
ASSETS                                             2005             2004
                                                __________      ____________

Cash and cash equivalents                         $14,047          $16,003
Investment securities held to maturity             55,885           56,660
Federal Home Loan Bank stock                        7,124            4,876
Loans receivable, net of allowances               685,939          634,217
Accrued interest receivable                         5,425            4,427
Real estate acquired in settlement of loans, net      316              563
Office properties and equipment, net               16,707           15,295
Cash surrender value of life insurance             18,286           17,897
Prepaid expenses and other assets                   1,642            1,727
                                                 ________         ________
  TOTAL ASSETS                                   $805,371         $751,665
                                                 ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                         $585,018         $582,424
Federal Home Loan Bank advances                   140,051           89,756
Advance payments by borrowers for
  taxes and insurance                                 519              757
Other liabilities                                   3,847            3,427
                                                 ________         ________
  Total liabilities                               729,435          676,364

TOTAL STOCKHOLDERS' EQUITY                         75,936           75,301
                                                 ________         ________
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $805,371         $751,665
                                                 ========         ========















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                                                            EXHIBIT 99.1


                 FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    AND RELATED SELECTED OPERATING DATA
           (In thousands of dollars, except earnings per share)
                               (Unaudited)

                         Three Months Ended June 30,  Six Months Ended June 30,
                         ___________________________  _________________________
                             2005            2004        2005          2004
                         ____________    ___________  __________   ____________

  Interest income           $11,001         $9,713      $21,597      $19,094

  Interest expense            4,588          3,433        8,716        6,940
                            _______         ______      _______      _______
  Net interest income         6,413          6,280       12,881       12,154
  Provision for loan losses     287            202          536          461
                            _______         ______      _______      _______
  Net interest income after
    provision for loan
    losses                    6,126          6,078       12,345       11,693
  Noninterest income          1,724          1,585        3,294        3,016
  Noninterest expenses        4,979          4,824        9,876        9,298
                             ______         ______       ______       ______
  Income before income taxes  2,871          2,839        5,763        5,411
  Income tax provision          922            908        1,850        1,720
                             ______         ______       ______       ______
  Net income                 $1,949         $1,931       $3,913       $3,691
                             ======         ======       ======       ======

  Earnings Per Share:


    Basic                    $ 0.39         $ 0.38       $ 0.79       $ 0.72
                             ======         ======       ======       ======

    Diluted                  $ 0.37         $ 0.36       $ 0.75       $ 0.68
                             ======         ======       ======       ======

    Cash Dividends Declared  $ 0.12         $ 0.10       $ 0.24       $ 0.20
                             ======         ======       ======       ======


Selected Operating Data (Quarter Annualized):
--------------------------------------------

Interest rate spread           3.35%          3.73%        3.43%        3.61%
Net interest margin            3.45%          3.84%        3.53%        3.73%
Return on average assets       0.98%          1.10%        1.00%        1.05%
Noninterest expenses to
  average assets               2.50%          2.75%        2.53%        2.66%
Return on average equity      10.27%         10.21%       10.34%        9.77%




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